Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	RON KLAWITTER	MICHAEL NEWMAN
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

Sequential Improvement in Operating Efficiency and Profitability;

Expects Growing Revenue and Earnings in the Fourth Quarter

Spokane, WA—April 29, 2003—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 29, 2003.

For the third quarter of fiscal 2003, Key Tronic reported total revenue of $30.6 million, compared to $30.6 million in the previous quarter and $46.5 million for the third quarter of fiscal 2002. In recent periods, Key Tronic’s sales growth was adversely impacted by uncertainty created by the litigation that was settled during the second quarter of fiscal 2003. For the fourth quarter of fiscal 2003, the Company expects to report growing revenue and earnings.

The Company has continued to streamline its operations and improve profitability. Key Tronic’s gross margin was 12% for the third quarter of fiscal 2003, up from 11% in the previous quarter and from 9% in the third quarter of fiscal 2002. Net income for the second quarter of fiscal 2003 was $306,000 or $0.03 per share, compared to $74,000 or $0.01 per share in the previous period and $399,000 or $.04 per share in the third quarter of fiscal 2002.

“Our sales efforts are beginning to payoff as we fill the pipeline with new business and prepare for growth in coming periods,” said Jack Oehlke, President and Chief Executive Officer. “During the third quarter, we established several new customer relationships involving household products and consumer electronics and plastics. Moving into the fourth quarter, we have begun increasing production levels for a number of our new and existing customers.”

“With the challenging economic environment, we have continued to focus on controlling our costs and remaining profitable while maintaining our competitive advantages. Our ability to offer an exceptional range of capabilities, competitive pricing, global logistics and responsive customer service continues to help us win new business.”

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on April 29, 2003. A broadcast of the conference call will be available at www.keytronic.com under “News/Financial Reports” or by calling 800-219-6110 or +1 303-205-0033 (Reservation No. 535140). A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 535140). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to new business in the future and execution of its growth strategy. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors or customers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended
	March 29 2003	March 30 2002

Net sales	$30,645	$46,515
Cost of sales	26,867	42,215

Gross profit on sales	3,778	4,300

Operating expenses:
Research, development and engineering	725	606
Selling	646	690
General and administrative	1,799	2,237

Total operating expenses	3,170	3,533

Operating income	608	767

Interest expense	262	400
Other (income) loss	26	(114)

Income before income taxes	320	481

Income tax provision	14	82

Net income	$306	$399

Earnings per share:

Earnings (loss) per common share—basic and diluted	$0.03	$0.04
Weighted average shares O/S—basic	9,673	9,673
Weighted average shares O/S—diluted	9,675	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended
	March 29 2003	March 30 2002

Net sales	$95,230	$131,658
Cost of sales	84,463	120,350

Gross profit on sales	10,767	11,308

Operating expenses:
Research, development and engineering	2,209	1,853
Selling	1,569	2,158
General and administrative	5,425	6,431

Total operating expenses	9,203	10,442

Operating income	1,564	866

Interest expense	759	1,094
Litigation (settlement) judgment	(12,186)	17,000
Other (income)	(236)	(364)

Income (loss) before income taxes	13,227	(16,864)

Income tax provision	368	5,315

Net income (loss)	$12,859	$(22,179)

Earnings per share:

Earnings (loss) per common share—basic and diluted	$1.33	($2.29)
Weighted average shares O/S—basic and diluted	9,673	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 29 2003	June 29 2002

ASSETS
Current Assets:
Cash and cash equivalents	$553	$1,205
Restricted cash	580	280
Trade receivables—net	15,505	20,978
Inventories	21,803	18,395
Other	1,965	2,588

Total current assets	40,406	43,446

Property, plant and equipment at cost	85,785	85,286
Less accumulated depreciation	73,885	73,054

Total property, plant and equipment	11,900	12,232

Other Assets:
Other—net	1,098	996
Goodwill—net	765	765

Total other assets	1,863	1,761

Total assets	$54,169	$57,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$867	$228
Accounts payable	10,412	14,409
Accrued compensation and vacation	3,868	2,803
Litigation settlement	1,065	293
Other	3,598	3,172

Total current liabilities	19,810	20,905

Long-Term Liabilities:
Revolving loan	7,528	6,475
Litigation settlement	3,117	19,186
Other	1,145	1,162

Total long-term liabilities	11,790	26,823

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,673 and 9,673 shares	38,393	38,393
Retained deficit	(15,824)	(28,682)

Total shareholders’ equity	22,569	9,711

Total Liabilities and Shareholders’ Equity	$54,169	$57,439